Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF INTEGRAL TECHNOLOGIES, INC.

Integral Technologies, Inc. (the ‘‘Company’’), a corporation organized and existing under the Revised Statutes of the State of Nevada (the ‘‘Nevada Revised Statutes’’), hereby certifies as follows:

1. Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, the amendment herein set forth has been duly approved by the Board of Directors and the holders of a majority of the outstanding voting power of the Company.

2. Article 4th of the Articles of Incorporation is amended by increasing the number of authorized shares of Common Stock as follows:

1,000,000,000 shares of Common Stock, $0.001 par value

3. These Articles of Amendment to the Articles of Incorporation were duly adopted and approved by the shareholders of the Company on the 19th day of September, 2023 in accordance with Section 78.390 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to Articles of Incorporation as of the 19th day of September, 2023.

INTEGRAL TECHNOLOGIES, INC.

By:	/s/ Doug Bathauer
Doug Bathauer